Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Rail Vision Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(4)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value NIS 0.01 per share	457(c)	11,842,104	(2)	$0.77	(3)	$9,059,209.60	$0.0001102	$998.33
Total Offering Amount			11,842,104				$9,059,209.60		$998.33
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$998.33

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of an aggregate of 11,842,104 of the Registrant’s ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), consisting of (i) 3,947,368 Ordinary Shares, and (ii) 7,894,736 Ordinary issuable upon the exercise of warrants. All 11,842,104 Ordinary Shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-3.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of the Registrant’s shares of common stock on the Nasdaq Capital Market on June 16, 2023.

(4)	The Registrant will not receive any proceeds from the sale of its Ordinary Shares by the selling shareholders.